Exhibit 5.1

Joshua A. Kaufman

T: +1 212 479 6495

josh.kaufman@cooley.com

August 12, 2022

IN8bio, Inc.

350 5th Avenue, Suite 5330

New York, New York 10118

Ladies and Gentlemen:

We have acted as counsel to IN8bio, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-266620) (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 6,052,631 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), including up to 657,894 Shares that may be sold by the Company upon exercise of an option to purchase additional shares of Common Stock granted to the underwriters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

IN8bio, Inc.

August 12, 2022

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to an amendment to the Registration Statement filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Sincerely,

Cooley LLP

By:	/s/ Joshua A. Kaufman
Joshua A. Kaufman

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com